Exhibit 99.2

Joint Filing Agreement

In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including additional amendments thereto) with respect to the shares of Common Stock, $0.001 par value, of Catalyst Biosciences, Inc. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: July 23, 2019

CCUR HOLDINGS, INC.

By:	/s/ Wayne Barr, Jr
	Name:	Wayne Barr, Jr.
	Title:	CEO, President and Executive Chairman

JDS1, LLC

By:	/s/ Julian Singer
	Name:	Julian Singer
	Title:	Managing Member

/s/ Wayne Barr, Jr.
Wayne Barr, JR.

/s/ David S. Oros
David S. Oros

/s/ Julian Singer
Julian Singer